Exhibit 99

Joint Filer Information

Name:	Defiante Farmaceutica S.A.

Address:	Rua dos Ferreiros
260 Funchal
Madeira, Portugal - 19000-082

Designated Filer:	Sigma-Tau Finanziaria S.p.A.

Issuer & Ticker Symbol:	SciClone Pharmaceuticals, Inc. (SCLN)

Date of Earliest Transaction Required to be Reported:	04/30/12

Signature:	/s/ Fabio Amabile
Name: Fabio Amabile
Title: Attorney-in-fact
DEFIANTE FARMACEUTICA S.A.